BFC Financial Corporation and BBX Capital Corporation Announce Settlement of

Bluegreen Corporation Shareholder Litigation

FORT LAUDERDALE, Florida – June 11, 2015 -- BFC Financial Corporation ("BFC" or the "Company") (OTCQB: BFCF; BFCFB) and BBX Capital Corporation (NYSE: BBX) announced the settlement of litigation brought against Bluegreen Corporation (“Bluegreen”), the directors of Bluegreen, BFC, Woodbridge Holdings, LLC (“Woodbridge”), certain directors and officers of BFC and others in the action In re: Bluegreen Corporation Shareholder Litigation (the “Settlement”).  BFC and BBX Capital own 54% and 46% of Woodbridge, respectively, and Woodbridge owns 100% of Bluegreen as a consequence of the April 2013 merger of Bluegreen into a subsidiary of Woodbridge.  The lawsuit, first filed in November, 2011, challenged the terms of the merger pursuant to which Bluegreen’s shareholders were paid $10 per share and sought the “fair value” of the shares on behalf of the minority Bluegreen shareholders.  Pursuant to the Settlement, Woodbridge or its affiliates will pay $36.5 million which amounts to approximately $2.50 per share into a gross “Settlement Fund” for the benefit of former Bluegreen shareholders whose shares were acquired in connection with the merger (the “Class”).

The Settlement remains subject to the filing of a Stipulation of Settlement with the Court, approval by the Court of the Settlement and dismissal with prejudice of all litigation arising from or relating to the merger, together with a full release of BFC, Bluegreen, Woodbridge, BBX Capital and others.  Once the Settlement is finalized and approved, a settlement administrator will provide information to Class members to assist them and disseminate the net per share award to be paid to them.

BFC, Bluegreen, Woodbridge, BBX Capital and all of the defendants in the action denied and continue to deny that any of them violated any laws or breached any duties to the plaintiffs or Bluegreen’s former shareholders.

Alan Levan, Chairman of BFC Financial said, “The Settlement was agreed to in order to eliminate the uncertainty, distraction and the burden and expense of further litigation of this matter.  We are very pleased to put this and the three related cases in Massachusetts behind us.”

It is currently anticipated that Woodbridge will fund the Settlement Fund to the extent of its available cash, with the balance to be funded by BFC and BBX Capital, pro rata based on their ownership of Woodbridge.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC. BFC owns a 54% equity interest in Woodbridge.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  As of March 31, 2015, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $256.6 million, and total consolidated equity of approximately $454.3 million. BFC’s book value per share at March 31, 2015 was $3.08.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership, management of, and investments in, real estate, real estate development projects and middle market operating businesses.  In addition, BBX Capital owns a 46% equity interest in Woodbridge, which owns 100% of Bluegreen.  As of March 31, 2015, BBX Capital had total consolidated assets of $385.5 million, and shareholders’ equity of $312.2 million.  BBX Capital’s book value per share was $19.30 at March 31, 2015 versus $19.16 at March 31, 2014.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation is a sales, marketing and resort management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management services, financial services, and sales and marketing services on behalf of third parties.

For further information, please visit our family of companies:
BFC Financial Corporation: www.BFCFinancial.com

BBX Capital: www.BBXCapital.com
Bluegreen Corporation: www.BluegreenVacations.com
BBX Capital Real Estate: www.BBXCapitalRealEstate.com
BBX Capital Partners: www.BBXCapitalPartners.com
BBX Sweet Holdings: www.BBXSweetHoldings.com
Renin Corporation: www.ReninCorp.com

BFC Financial and BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954- 940-4994, 954-940-5300

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting BFC, BBX Capital and their operations, markets, products and services, as well as others including but not limited to: that the Settlement may not be finalized, that it may not be approved by the Court, that a significant number of class members may opt out of the settlement, that litigation relating to the merger transaction will not be concluded and that litigation uncertainty and expense will continue.